Exhibit 10.1

Franz Walt

Private & Confidential

Roland Boyd

5 Trench Knowe

Edinburgh

EH10 7HL

December 10, 2019

Dear Roland,

Transition Agreement

We would like to thank you for your service to Quotient Limited (the “Company”) since joining. This letter, when fully executed, will constitute the Transition Agreement (“Agreement”) between you and the Company concerning the terms of your upcoming retirement from employment with the Company.

1. Retirement. Unless terminated sooner, your employment with the Company and its subsidiaries and other controlled affiliates will end upon your retirement on December 31, 2019 (the “Retirement Date”). You hereby resign from all directorships, officerships and other positions with the Company and its controlled affiliates as of and with effect from the Retirement Date. You agree to sign all appropriate documentation, if any, prepared by the Company in connection with those resignations. The Company and you agree that this Agreement satisfies any notice requirement that otherwise may apply to your retirement and termination of employment under your Employment Agreement, dated as of August 14, 2012, as amended, between the Company and you (your “Employment Agreement”) and any other agreement between you and the Company or any of its affiliates.

2. Pre-Retirement Services. Between now and the Retirement Date you will continue to provide such services as may be requested by the Company’s Chief Executive Officer and Chief Financial Officer. As of the date of this Agreement, the Company anticipates that you will continue in your role as Group Chief Financial Controller & Treasurer and ensure that an appropriate transition of your responsibilities is undertaken with appropriate team members prior to the Retirement Date, ensuring continuity of your current activities post retirement.

Alba Bioscience Limited, Registered in Scotland No. SC310584

Allan-Robb Campus, 5 James Hamilton Way, Milton Bridge, Penicuik EH26 0BF

T +44 (0) 131 357 3333, quotientbd.com

3. Compensation.

a)

Until your retirement or earlier separation from the Company, you will continue to receive the same base salary as at present; you will continue to have the same bonus opportunity as at present; and you will be entitled to the same non-cash benefits as at present.

b)

Provided that you remain an employee and continue to provide services to the Company through the Retirement Date in accordance with Section 2 and subject to the other requirements of this Agreement, we would like to recognise your service by providing you with (i) a single cash payment (the “Retirement Payment”) of £213,000, equal to twelve months base salary plus (ii) a pro rated portion of your FY20 bonus. The Company’s obligation to make the Retirement Payment is expressly conditioned upon you agreeing to the terms of this document and providing the services outlined in Section 2. The Company will make the Retirement Payment in the payroll period following the Retirement Date.

4. Benefits. Provided that you (i) remain an employee and continue to provide services to the Company through the Retirement Date in accordance with Section 2, and (ii) comply with the other requirements of this Agreement, the Company will provide you with the following benefits (the “Benefits”):

a)

All unvested options to acquire ordinary shares of the Company (“Options”) which you hold that are scheduled to vest within twelve months following the Retirement Date will remain outstanding and vest and become exercisable on their regularly scheduled vesting dates after the Retirement Date; all other unvested Options which you hold will be forfeited on the Retirement Date; all outstanding and vested Options which you hold will remain exercisable until the twelve month anniversary of the Retirement Date at which time they will expire.

b)

All unvested RSUs which you hold that are scheduled to vest within twelve months following the Retirement Date will remain outstanding and vest on their regularly scheduled vesting dates after the Retirement Date; all other unvested RSUs which you hold will be forfeited on the Retirement Date.

5. Company Property. You agree to return all Company property in your possession within 14 days following the Retirement Date. Company property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers and mobile phones. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession. In addition, you and the Company agree to cooperate in good faith in identifying, providing you access to and appropriately segregating property belonging to you and maintained on Company premises on the Retirement Date.

Alba Bioscience Limited, Registered in Scotland No. SC310584 Allan-Robb Campus, 5 James Hamilton Way, Milton Bridge, Penicuik EH26 0BF T +44 (0) 131 357 3333, quotientbd.com	Page 2/4

6. Continued Assistance. After the Retirement Date we request that you will be available to provide consultancy services to the Company to support any special projects that may arise. The Company will compensate you for all time spent providing such assistance after the Retirement Date at the rate of £1300 per day plus your reasonable out-of-pocket expenses. This clause will expire 12 months after the Retirement Date.

7. Covenants. Before and after the Retirement Date, you will remain subject to and continue to comply with all the restrictive and other covenants contained in your Employment Agreement including in respect of confidentiality, noncompetition and nonsolicitation.

8. Confidentiality. You acknowledge that the Company’s Confidential Information (as defined in your Employment Agreement) is proprietary and that you may never disclose any such information to any person or entity at any time, including after the Retirement Date. You agree this paragraph is a material provision of this Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by the Company.

9. Forfeiture. In the event that you breach any of your obligations to the Company under this Agreement, your Employment Agreement or as otherwise imposed by law, the Company shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid after the Retirement Date under this Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

10. Severability. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

11. Entire Agreement. This Agreement between you and the Company is in consideration of the mutual promises described above. This Agreement constitutes the entire agreement between you and the Company with respect to your retirement and related separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Agreement.

12. Withholding. All payments made to you pursuant to this Agreement are subject to all applicable Tax, National Insurance and other withholdings required by law. You acknowledge and agree that all taxes imposed on you by reason of the payments and benefits hereunder are your sole responsibility and the Company is in no way indemnifying you or holding you harmless in respect of any such taxes. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes.

Alba Bioscience Limited, Registered in Scotland No. SC310584 Allan-Robb Campus, 5 James Hamilton Way, Milton Bridge, Penicuik EH26 0BF T +44 (0) 131 357 3333, quotientbd.com	Page 3/4

We would appreciate if you could sign both copies of this agreement, returning one copy to Human Resources and retaining the other for your records.

We wish you every success in your retirement and thank you again for all your support over the years.

Yours sincerely,

By:	/s/ Franz Walt	/s/ Chris Lindop

Name:	Franz Walt	Chris Lindop

Title:	Chief Executive Officer	Chief Financial Officer

By signing below, I acknowledge that I have been given the opportunity to review this Retirement & Transition Agreement carefully; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO:

By:	/s/ Roland Boyd

Name:	Roland Boyd

Date:	10th December, 2019

Alba Bioscience Limited, Registered in Scotland No. SC310584 Allan-Robb Campus, 5 James Hamilton Way, Milton Bridge, Penicuik EH26 0BF T +44 (0) 131 357 3333, quotientbd.com	Page 4/4